                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 22, 1998

TO THE STOCKHOLDERS OF SANGSTAT MEDICAL CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SangStat Medical Corporation (the "Company"), a Delaware corporation, will be held on July 22, 1998 at 10:00 a.m. local time, at the offices of the Company, located at 1505 Adams Drive, Menlo Park, California, 94025, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect directors to serve for one year terms or until their successors are elected;

     2. To approve an amendment and restatement of the Company's 1993 Stock Option Plan to increase the maximum number of shares of Common Stock authorized for issuance thereunder by 700,000 shares, to provide for an automatic increase in future years and to make other changes;

     3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournment or postponements thereof.

     Only stockholders of record at the close of business on June 5, 1998 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                    LOGO
                                          Philippe Pouletty
                                          Chairman of the Board and
                                          Chief Executive Officer

June 18, 1998

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROXY STATEMENT.............................................    1
MATTERS TO BE CONSIDERED AT ANNUAL MEETING..................    2
  PROPOSAL ONE -- ELECTION OF DIRECTORS.....................    2
  PROPOSAL TWO -- AMENDMENTS TO THE 1993 STOCK OPTION
     PLAN...................................................    4
  PROPOSAL THREE -- RATIFICATION OF INDEPENDENT AUDITORS....    9
  OTHER MATTERS.............................................   10
OWNERSHIP OF SECURITIES.....................................   11
EXECUTIVE COMPENSATION AND RELATED INFORMATION..............   13
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....   16
COMPARISON OF STOCKHOLDER RETURN............................   18
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
  OF 1934...................................................   19
ANNUAL REPORT...............................................   19
FORM 10-K...................................................   19

                          SANGSTAT MEDICAL CORPORATION
                                1505 ADAMS DRIVE
                          MENLO PARK, CALIFORNIA 94025
                   ------------------------------------------

                                PROXY STATEMENT
                   ------------------------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 22, 1998

     The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of SangStat Medical Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 22, 1998 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. local time, at the offices of the Company located at the address above. These proxy solicitation materials were mailed on or about June 22, 1998, to all stockholders entitled to vote at the Annual Meeting.

VOTING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On June 5, 1998, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 16,055,995 shares of the Company's common stock, $0.001 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on June 5, 1998. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality vote. Since votes are cast in favor of or withheld from each nominee, abstentions will therefore have no effect on the outcome. Each of the other proposals requires an affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will have the same effect as negative votes, while broker non-votes are not included in the total number of votes cast on a proposal and therefore will not be counted for purposes of determining whether a proposal has been approved. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

REVOCABILITY OF PROXIES

     You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company's principal executive offices, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. No additional compensation will be paid to those individuals for any such services. The Company has engaged Corporate Investors Communications, Inc. ("CIC") to provide routine advice and services for proxy solicitation. CIC will receive a fee of approximately $4,500 for such advice and services which will be paid by the Company.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received no later than January 19, 1999, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

GENERAL

     The Board of Directors has selected seven nominees, all of whom are currently serving as directors of the Company. The names of the persons who are nominees for director and their positions with the Company as of March 31, 1998 are set forth in the table below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve their respective terms and until their successors have been elected and qualified.

                                                     POSITIONS AND OFFICES HELD                 DIRECTOR
           NOMINEE              AGE                       WITH THE COMPANY                       SINCE
           -------              ---                  --------------------------                 --------
Philippe Pouletty.............  40    Chairman of the Board, Chief Executive Officer              1988
Fredric J. Feldman............  58    Director                                                    1992
Elizabeth Greetham............  48    Director                                                    1996
Richard D. Murdock............  51    Director                                                    1993
Andrew J. Perlman.............  50    Director                                                    1992
Gordon Russell................  63    Director                                                    1990
Vincent R. Worms..............  45    Director                                                    1991

BUSINESS EXPERIENCE OF DIRECTORS

     PHILIPPE POULETTY, M.D., 40, founded SangStat in 1988 and has served as Chief Executive Officer since then. Dr. Pouletty has also been a Director since 1988, and has served as Chairman since February 1995. Dr. Pouletty was a founder and, from 1984 to 1988, a Director of Research at Clonatec, a French diagnostics company. Dr. Pouletty has an M.D. degree from the University of Paris VI. He holds an M.S. in immunology and an M.S. in virology from Institute Pasteur. Dr. Pouletty conducted research as a post-doctoral fellow at Stanford University. He is a director of Conjuchem and Drug Abuse Sciences, Inc., two private biotech companies.

     FREDRIC J. FELDMAN, PH.D., 58, has been a Director of the Company since March 1992. He is currently a Director of Biex, Inc., OrthoLogic Corporation and Ostex. From 1992 to 1995 he was Chairman and CEO of Oncogenetics, Inc. From 1988 to 1992, he was President and CEO of Microgenics Corporation, a medical diagnostics product manufacturer. From 1984 to 1988, Dr. Feldman served as the President of Instrumentation Laboratory, a diagnostic instrument company. Dr. Feldman has a Ph.D. in Analytical Chemistry from the University of Maryland and a B.S. in Chemistry from Brooklyn College of City University of New York.

     ELIZABETH GREETHAM, 48, has been a Director of the Company since September 1996. She is currently Portfolio Manager of Life Sciences L.P. Funds and handles analytical responsibilities for all healthcare investments for the Institutional, Mutual and High Individual Net Worth Accounts at Weiss, Peck & Greer Investments, where she has been employed since 1990. Ms. Greetham also serves as a Director of various pharmaceutical companies, including Pathogenesis Corp., Guilford Pharmaceutical and ChiRex. Ms. Greetham has an M.A. with honors in Economics from Edinburgh University.

     RICHARD D. MURDOCK, 51, has been a Director of the Company since October 1993. Mr. Murdock has been the Chief Executive Officer and a Director of CellPro, Incorporated, a public biotechnology company, since June 1992. From August to December 1991, he was CellPro's Vice President of Marketing and Corporate Development and in December 1991 he was appointed President. From 1989 to 1991, he was European Vice President of the Fenwal Division of Baxter, which specializes in automated blood-processing equipment. From 1986 to 1989, he was Vice President of Marketing for Fenwal Automated Systems Inc. Mr. Murdock received a B.S. in Zoology from the University of California at Berkeley in 1969.

     ANDREW J. PERLMAN, M.D., PH.D., 50, has been a Director of the Company since December 1992. Dr. Perlman has been the Vice President, Medical Research and Corporate Development at Tularik, Inc., a private biotechnology company, since January 1993. From 1987 to 1993, Dr. Perlman served in various positions at Genentech, Inc., most recently as Senior Director, Clinical Research. Dr. Perlman has an M.D. and a Ph.D. in Physiology from New York University.

     GORDON RUSSELL, 63, served as Chairman of the Board from January 1992 until February 1995, and as a Director of the Company continuously since February 1990. In February 1995, Mr. Russell resigned from his post as Chairman of the Board. Mr. Russell serves on the Board of ChemTrak Incorporated and has been a General Partner of Sequoia Capital since 1979. Mr. Russell is Chairman of the Board of Overseers of the Dartmouth Medical School and the C. Everett Koop Institute at Dartmouth. He also serves as Chairman of the Board of Trustees of the Palo Alto Medical Foundation. Mr. Russell has an A.B. in History from Dartmouth College.

     VINCENT R. WORMS, 45, has been a Director of the Company since October 1991. Mr. Worms has been a General Partner of Partech International since 1982. He has an engineering degree from Ecole Polytechnique in Paris, and an M.S. degree from the Massachusetts Institute of Technology. Mr. Worms is presently a Director of Visioneer and Business Objects.

     The Company's bylaws authorize the Board of Directors to fix the number of directors by resolution. The number is currently fixed at seven. All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve at the discretion of the Board of Directors. There are no family relationships among executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1997, the Board of Directors held six meetings and acted by unanimous written consent on five occasions. The Board of Directors has an Audit Committee and a Compensation Committee. Each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period he or she served) and (ii) the total number of meetings held by all committees on which he or she served (held during the period he or she served) during the past fiscal year.

     The Audit Committee currently consists of two directors, Gordon Russell and Vincent Worms, and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held three meetings during the last fiscal year.

     The Compensation Committee currently consists of three directors, Andrew J. Perlman, Elizabeth Greetham and Vincent Worms, and is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has the exclusive authority to administer the Company's 1993 Stock Option Plan (the "1993 Plan") and make option grants thereunder. The Compensation Committee held four meetings during the last fiscal year.

DIRECTOR COMPENSATION

     Under the 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"), each individual who is first elected or appointed as a non-employee Board member after July 24, 1996, and who was never employed by the Company or one of its subsidiaries, automatically receives, on the date of his or her election or appointment, an option to purchase 19,000 shares of the Company's Common Stock. On September 25, 1996, Ms. Greetham was granted an option to purchase 19,000 shares of Common Stock at an exercise price of $23.50 per share under the Directors Plan. Each individual who will continue to serve as a non-employee Board member after a regular annual meeting of the Company's stockholders, and who has served as a non-employee Board member for at least six months, automatically receives, on the date of that regular annual meeting, an option to purchase 3,000 shares of the Company's Common Stock (whether or not the individual was previously employed by the Company or one of its subsidiaries). The exercise price of all options granted under the Directors Plan is equal to the closing price of the Company's Common Stock on the date of grant. Thus, on June 19, 1997, Dr. Feldman, Ms. Greetham, Mr. Murdock, Dr. Perlman, Mr. Russell and Mr. Worms each received an option grant to purchase 3,000 shares of Common Stock at an exercise price of $23.625 per share. All such options have a term of 10 years, but they terminate 12 months after the non-employee director's service terminates for any reason. All options granted under the Directors Plan are immediately exercisable, but the Company may repurchase at the exercise price any unvested shares held by a non-employee Board member when his or her service terminates. The first 25% of the shares acquired under the Directors Plan vest when the non-employee director completes the first 12 months of service after the date of grant, and the balance vests in equal monthly installments as the non-employee director completes each of the next 36 months of service. The shares vest in full if the non-employee Board member's service terminates due to death or permanent disability or if the Company is subject to a change in control or a party to a merger or certain other transactions.

     Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors. However, Dr. Perlman received a total of $4,300 during 1997 for consulting services provided to the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE ABOVE NOMINEES.

            PROPOSAL TWO -- AMENDMENTS TO THE 1993 STOCK OPTION PLAN

     The Company's stockholders are being asked to approve a series of amendments to the Company's 1993 Stock Option Plan (the "1993 Plan") that will include the following changes: (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the 1993 Plan by 700,000 shares, from 2,292,200 to a total of 2,992,200 shares; (ii) provide for an automatic annual increase in the number of shares available for grant on the first day of each calendar year during the term of the 1993 Plan, beginning in 1999, by 400,000 shares; and (iii) provide that for any option granted under the 1993 Plan the exercise price per share of Common Stock shall be not less than 100% of the fair market value of the Company's Common Stock on the grant date.

     The proposed share increases will ensure that a sufficient reserve of Common Stock is available under the 1993 Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success.

     The 1993 Plan was originally adopted by the Board and approved by the stockholders in 1993 as successor to the Company's 1990 Stock Option Plan. The 1993 Plan was amended on March 30, 1995 to increase the share reserve by 340,000 shares. Such amendment was approved by the shareholders at the 1995 Annual Meeting. The 1993 Plan was further amended by the Board on April 26, 1996 to increase the share reserve by an additional 500,000 shares, and that increase was approved by the stockholders at the 1996 Annual Meeting.

The 1993 Plan was once again amended on April 3, 1997 to increase the share reserve by an additional 750,000 shares, and that increase was approved by the stockholders at the 1997 Annual Meeting. The amendments that are the subject of this Proposal were adopted by the Board on May 6, 1998.

     The following is a summary of the principal features of the 1993 Plan, as most recently amended. However, the summary does not purport to be a complete description of all the provisions of the 1993 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Menlo Park, California.

                                PLAN DESCRIPTION

SHARE RESERVE

     A total of 2,992,200 shares of Common Stock has been reserved for issuance over the term of the 1993 Plan, assuming stockholder approval of the 700,000-share increase which forms part of this Proposal. In no event may any one participant in the 1993 Plan be granted stock options and separately exercisable stock appreciation rights for more than 700,000 shares in the aggregate over the term of the 1993 Plan, exclusive, however, of any stock options or stock appreciation rights granted prior to January 1, 1995. Under the amendment subject to this proposal, the number of shares of Common Stock available for issuance under the 1993 Plan will automatically increase by 400,000 shares on the first day of each calendar year during the term of the 1993 Plan, beginning with the 1999 calendar year.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the 1993 Plan, (ii) the maximum number and class of securities for which any one participant may be granted stock options and separately exercisable stock appreciation rights under the 1993 Plan and (iii) the number and class of securities and the exercise price per share in effect under each outstanding option.

     Should an option expire or terminate for any reason prior to exercise in full or be canceled in accordance with the provisions of the 1993 Plan, the shares subject to the portion of the option not so exercised or canceled will be available for subsequent issuance under the 1993 Plan. Unvested shares issued under the 1993 Plan and subsequently repurchased by the Company at the option exercise price paid per share will also be added back to the share reserve and will accordingly be available for subsequent issuance, except for incentive stock option grants under the 1993 Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the 1993 Plan will not be available for subsequent issuance.

PLAN ADMINISTRATION

     The 1993 Plan will be administered by the Compensation Committee of the Board. This committee (the "Plan Administrator") will have complete discretion (subject to the provisions of the 1993 Plan) to set the terms of each option grant under the 1993 Plan.

ELIGIBILITY

     Employees of the Company or any parent or subsidiary, non-employee members of the Board or the board of directors of any parent or subsidiary corporation, and consultants and other independent advisors in the service of the Company or its parent or subsidiary corporations will be eligible to participate in the 1993 Plan. Non-employee members of the Board will also be eligible to participate in the 1996 Non-Employee Director Stock Option Plan.

     As of April 1, 1998, fourteen (14) executive officers, six (6) non-employee Board members and approximately one hundred twelve (112) other employees were eligible to participate in the 1993 Plan.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the 1993 Plan will be the closing selling price per share on that date on the Nasdaq National Market. On June 5, 1998, the closing selling price per share was $24.325.

OPTION TERMS

     Options granted under the 1993 Plan will have an exercise price per share not less than one hundred percent (100%) of the fair market value per share of Common Stock on the option grant date. Prior to the amendment of the 1993 Plan which is the subject of this Proposal No. 2, the minimum exercise price per share for nonstatutory stock options was eighty-five percent (85%) of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten (10) years. The options will generally become exercisable in a series of installments over the optionee's period of service with the Company.

     Upon cessation of service, the Optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the Optionee is vested at that time. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

     Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

     Limited stock appreciation rights may be provided to one or more non-employee Board members or officers of the Company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting stock. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the highest price paid per share of Common Stock in connection with the tender offer over (b) the exercise price payable for such share.

     No optionee is to have any stockholder rights with respect to the option shares until the optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance following the optionee's death and, during the optionee's lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow nonstatutory options to be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan.

     The shares of Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by the Company, at the original exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and, in certain circumstances, may cancel the Company's outstanding repurchase rights with respect to those shares and thereby accelerate the vesting of the shares.

     The Plan Administrator will also have the authority to effect the cancellation of outstanding options under the 1993 Plan and to issue replacement options with an exercise price based on the fair market price of Common Stock at the time of the new grant.

ACCELERATION

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the 1993 Plan which is not to be assumed by the successor corporation will automatically accelerate in full. Any options assumed in connection with such acquisition may, in the Plan Administrator's discretion, be subject to immediate acceleration in the event the individual's service with the successor entity is subsequently terminated within a specified period following the acquisition. The Plan Administrator will have the discretionary authority to structure one or more option grants under the 1993 Plan so that those options will, in connection with a change in control of the Company (whether by successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of the Board by one or more contested elections for Board membership), automatically accelerate in full, with such acceleration to occur either at the time of such change in control or upon the subsequent termination of the individual's service.

     The acceleration of vesting upon a change in the ownership or control of the Company may be seen as an antitakeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

EXERCISE PRICE AND FINANCIAL ASSISTANCE

     The exercise price may be paid in cash, by check, in shares of Common Stock or by any combination of cash, check and shares. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The Plan Administrator may also assist any optionee (including an officer or director) in the exercise of his or her outstanding options by (i) authorizing a Company loan to the optionee, or (ii) permitting the optionee to pay the exercise price in installments over a period of years. The Plan Administrator will have complete discretion to determine the terms of any such financial assistance. However, the maximum amount of financing provided any individual may not exceed the cash consideration payable for the purchased shares plus all applicable taxes. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the optionee's period of service.

SPECIAL TAX ELECTION

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

OPTION GRANTS

     As of April 1, 1998, options covering 1,611,006 shares of Common Stock were outstanding under the 1993 Plan, 1,248,951 shares remained available for future option grant assuming stockholder approval of the 700,000-share increase which forms part of this Proposal, and 355,243 shares have been issued under the 1993 Plan in connection with option exercises.

AMENDMENT AND TERMINATION

     The Board may amend or modify the 1993 Plan in any or all respects whatsoever, subject to any stockholder approval required under applicable law or regulation. The Board may terminate the 1993 Plan at any time, and the 1993 Plan will in all events terminate on October 11, 2003.

                        FEDERAL INCOME TAX CONSEQUENCES

OPTION GRANTS

     Options granted under the 1993 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the Optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The Optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     Nonstatutory Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the nonstatutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

STOCK APPRECIATION RIGHTS

     An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of nonstatutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options should remain deductible by the Company without limitation under Internal Revenue Code Section 162(m).

                                 PLAN BENEFITS

     Awards under the 1993 Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 1993 Plan or the benefits that would have been received by such participants if the 1993 Plan, as amended, had been in effect in 1997. No grants have been made with respect to the additional 700,000 shares for which approval is requested at the Annual Meeting.

                              STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendments to the 1993 Plan. In the absence of such stockholder approval, however, the 1993 Plan will continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the 1993 Plan in effect prior to the amendments summarized in this Proposal, until the available reserve of Common Stock as last approved by the stockholders has been issued pursuant to option grants made under the 1993 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE 1993 PLAN.

             PROPOSAL THREE -- RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent public auditors for the Company during fiscal year 1997, to serve in the same capacity for the fiscal year ending December 31, 1998, and is asking the stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares represented by proxy and voting at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified. the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of December 31, 1997 by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the Company's Chief Executive Officer and the four other most highly paid executive officers as of December 31, 1997, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                               PERCENTAGE
                                                       NUMBER OF SHARES        OF SHARES
                                                         BENEFICIALLY         BENEFICIALLY
 NAME AND ADDRESS (AS REQUIRED) OF BENEFICIAL OWNER       OWNED (#)            OWNED (%)
 --------------------------------------------------    ----------------   --------------------
Sequoia Capital(1)...................................       784,277               4.9%
  3000 Sand Hill Road, Suite 280, Bldg. 4
  Menlo Park, CA 94025
Partech International(2).............................       684,949               4.3%
  101 California Street, Suite 3150
  San Francisco, CA 94111
Philippe Pouletty, M.D.(3)...........................       636,753               3.9%
  SangStat Medical Corporation
  1505 Adams Drive
  Menlo Park, California 94025
David Winter, M.D.(4)................................       129,500                  *
Ralph Levy(5)........................................        93,286                  *
Hana Berger Moran, Ph.D.(6)..........................        61,840                  *
Henry N. Edmunds, Ph.D.(7)...........................        56,595                  *
James F. Hinrichs, CFA(8)............................        55,000                  *
Roland Buelow, Ph.D.(9)..............................        51,033                  *
Robert Floc'h, Ph.D.(10).............................        45,500                  *
Raymond Tesi, M.D.(11)...............................        38,000
Martin Rosendale(12).................................        36,000
Gordon Russell(1)....................................       784,277               4.9%
Vincent R. Worms(2)..................................       684,949               4.3%
Elizabeth Greetham(13)...............................       232,000               1.4%
Fredric J. Feldman, Ph.D.(14)........................        39,525                  *
Andrew J. Perlman, M.D., Ph.D.(15)...................        23,400                  *
Richard D. Murdock(16)...............................        12,000                  *
All directors and officers as a group (17 persons)...     3,056,730              17.9%

---------------
  *   Does not exceed one percent.

(#) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options which are currently exercisable or convertible or which will become exercisable or convertible within sixty
     (60) days after December 31, 1997 are deemed outstanding for computing the beneficial ownership of the person holding such option but are not outstanding for computing the beneficial ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (1) Includes 663,434 shares held by Sequoia Capital Growth Fund. Includes 42,347 shares held by Sequoia Technology Partners III. Includes 323 shares held by Sequoia XX. Includes 12,470 shares held by

     Sequoia XXI. Includes 2,894 shares held by Sequoia XXII. Includes 566 shares held by Sequoia XXIII. Mr. Russell, a director of the Company, is a general partner of Sequoia Capital, and may be deemed to share voting and investment power with respect to such shares. Mr. Russell disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above. The shares beneficially owned by Mr. Russell include 45,243 shares owned by Mr. Russell and options to purchase 17,000 shares granted under the Option Plan.

 (2) Includes 102,774 shares held by Parvest Europe Investment II, C.V. Includes 190,001 shares held by Parvest U.S. Growth Fund Partners, C.V. Includes 335,490 shares held by Parvest U.S. Partners II, C.V. Includes 39,684 shares held by entities which are affiliates of Partech International. Mr. Worms, a director of the Company, is a general partner of Parvest Europe Investment II, C.V., Parvest U.S. Growth Fund Partners, C.V. and Parvest U.S. Partners II, C.V. and either a general partner or a director of the affiliates referred to in the preceding sentence, and may be deemed to share voting and investment power with respect to such shares. Mr. Worms owns 17,000 shares.

 (3) Includes options to purchase 381,760 shares of Common Stock.

 (4) Includes options to purchase 119,000 shares granted under the Option Plan.

 (5) Includes options to purchase 93,286 shares granted under the Option Plan.

 (6) Represents options to purchase 61,840 shares granted under the Option Plan.

 (7) Includes options to purchase 32,574 shares granted under the Option Plan.

 (8) Represents options to purchase 55,000 shares granted under the Option Plan.

 (9) Includes options to purchase 51,033 shares granted under the Option Plan.

(10) Represents options to purchase 20,000 shares granted under the Company's 1993 Stock Option Plan (France) and options to purchase 25,500 shares granted under the Option Plan.

(11) Represents options to purchase 38,000 shares granted under the Option Plan.

(12) Represents options to purchase 36,000 shares granted under the Option Plan.

(13) Includes 210,000 shares held by Weiss, Peck & Greer Investments. Ms. Greetham, a director of the Company, handles all healthcare investments for the institutional, Mutual and High Individual Net Worth Accounts at Weiss, Peck & Greer Investments, and may be deemed to share voting and investment power in such shares arising from her interest in the entity above. Ms. Greetham disclaims beneficial ownership of such shares, except to the extent of her interest in the entity referred to above. The shares beneficially owned by Ms. Greetham include options to purchase 22,000 shares granted under the Option Plan.

(14) Includes 13,125 shares held by the Feldman family trust and options to purchase 26,400 shares granted under the Option Plan.

(15) Represents options to purchase 23,400 shares granted under the Option Plan.

(16) Represents options to purchase 12,000 shares granted under the Option Plan.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation earned, by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company serving as such as of the end of the last fiscal year whose salary and bonus for such year were in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the 1997, 1996 and 1995 fiscal years. Such individuals hereafter will be referred to as the Named Executive Officers. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1997 fiscal year resigned or terminated employment during that fiscal year.

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                     ANNUAL COMPENSATION       SECURITIES
                                                   -----------------------     UNDERLYING
       NAME AND PRINCIPAL POSITION         YEAR    SALARY ($)    BONUS ($)    OPTIONS (#)
       ---------------------------         ----    ----------    ---------    ------------
Philippe Pouletty........................  1997     280,000        71,400       100,000
  Chairman and Chief Executive Officer     1996     250,000       110,000        35,000
                                           1995     200,000        75,000       110,000
David Winter.............................  1997     170,000        30,600             0
  President and                            1996     170,000        31,620             0
  Chief Operating Officer (1)              1995     146,243(2)          0       125,000
Ralph Levy...............................  1997     158,500        19,625        30,666
  Senior Vice President, Operations        1996     142,708        29,255        10,500
                                           1995     120,479        26,205        15,000
Hana Berger Moran........................  1997     142,042        15,447        15,840
  Senior Vice President, Regulatory
     Affairs                               1996     124,763        19,182        10,500
                                           1995     120,000        16,264        15,000
Roland Buelow............................  1997     138,667        18,311        18,178
  Vice President, Research                 1996     129,167        21,313        10,500
                                           1995     120,000        29,625        25,000

---------------
(1) Effective June 1, 1998 Dr. Winter resigned as President and Chief Operating Officer of the Company. Jean-Jacques Bienaime was appointed by the Board as President and Chief Operating Officer of the Company. Effective June 1, 1998, Dr. Winter became Chief Executive Officer of Human Organ Science, Inc. a wholly-owned subsidiary of the Company.

(2) Dr. Winter joined the Company on February 20, 1995 as President and Chief Operating Officer. The stated salary is for the period February 20, 1995 through December 31, 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows, with respect to the Named Executive Officers, certain information concerning the grant of stock options in 1997. No stock appreciation rights were granted during 1997.

                                             INDIVIDUAL GRANTS
                         ---------------------------------------------------------     POTENTIAL REALIZABLE
                         NUMBER OF                                                       VALUE AT ASSUMED
                         SECURITIES   PERCENTAGE OF                                    ANNUAL RATES OF STOCK
                         UNDERLYING   TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                          OPTIONS       GRANTED TO                                        OPTION TERM(4)
                          GRANTED      EMPLOYEES IN       EXERCISE      EXPIRATION    -----------------------
         NAME              (#)(1)     FISCAL YEAR(2)   PRICE($/SH)(3)      DATE         5% ($)      10% ($)
         ----            ----------   --------------   --------------   ----------    ----------   ----------
Philippe Pouletty......   100,000          20.5            $20.00        12/31/06     $3,257,789   $5,187,485
David Winter...........         0             0                 0              --              0            0
Ralph Levy.............    30,666           6.3            $20.00        12/31/06     $  999,034   $1,590,794
Hana Berger Moran......    15,840           3.2            $20.00        12/31/06     $  516,034   $  821,698
Roland Buelow..........    15,840           3.2            $20.00        12/31/06     $  516,034   $  821,698

---------------
(1) Each option will vest in forty-eight successive equal monthly installments over the optionee's continued service with the Company measured from the vesting start date. For Dr. Pouletty's 100,000 share grant, Mr. Levy's 30,666 share grant, Dr. Berger Moran's 15,840 share grant and Dr. Buelow's 18,178 share grant, the vesting start date was January 1, 1997.

(2) Based on an aggregate of 487,542 options granted to employee Board members in 1997, including options granted to the Named Executive Officers.

(3) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by lending the Optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income or employment tax liability incurred by the optionee in connection with such exercise. The optionee may be permitted, subject to the approval of the Plan Administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of Common Stock) in satisfaction of such liability.

(4) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed 5% and 10% annual rates of appreciation (compounded annually) over the option terms. There is no assurance that those assumed annual rates of stock price appreciation will actually be realized.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning option exercises and option holdings for the fiscal year ended December 31, 1997 with respect to the Named Executive Officers. Except as set forth below, no options or stock appreciation rights were exercised by any such individual during such year, and no stock appreciation rights were outstanding on December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED IN-THE-
                                                              NUMBER OF SECURITIES         MONEY OPTIONS AT FY-END ($)
                                           VALUE             UNDERLYING UNEXERCISED        (MARKET PRICE OF SHARES AT
                                        REALIZED ($)           OPTIONS AT FISCAL              FY-END ($40.50) LESS
                          SHARES       (MARKET PRICE              YEAR-END (#)                   EXERCISE PRICE)
                       ACQUIRED ON    AT EXERCISE LESS   ------------------------------   -----------------------------
                       EXERCISE (#)   EXERCISE PRICE)    EXERCISABLE(1)   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                       ------------   ----------------   --------------   -------------   ------------   --------------
Philippe Pouletty....     19,400          657,903           381,760             0         $12,228,982          0
David Winter.........      6,000          104,250           119,000             0         $ 4,150,125          0
Ralph Levy...........          0                0            93,286             0         $ 2,919,780          0
Hana Berger Moran....      7,500          153,583            61,840             0         $ 1,804,970          0
Roland Buelow........     16,645          438,828            51,033             0         $ 1,432,984          0

---------------
(1) The options are immediately exercisable for all the option shares, but any shares purchased under those options will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. As of December 31, 1997, Dr. Pouletty is vested in 284,345 of his options shares, Dr. Winter is vested in 88,542 shares, Mr. Levy is vested in 54,465 shares, Dr. Berger Moran is vested in 19,888 shares and Dr. Buelow is vested in 9,014 shares.

EXECUTIVE OFFICERS

     Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board of Directors. The executive officers of the Company as of March 31, 1998 are as follows:

           OFFICERS             AGE          POSITIONS AND OFFICES HELD WITH THE COMPANY
           --------             ---          -------------------------------------------
Philippe Pouletty.............  39    Chairman of the Board and Chief Executive Officer
David Winter..................  62    President, Chief Operating Officer
Ralph Levy....................  48    Senior Vice President, Operations, and Secretary
Hana Berger-Moran.............  51    Senior Vice President, Regulatory Affairs
Roland Buelow.................  40    Vice President, Research and Development

BUSINESS EXPERIENCE OF OFFICERS

     DAVID WINTER M.D. joined the Company in February 1995 as President and Chief Operating Officer. In June 1998 he was appointed Chief Executive Officer of Human Organ Sciences, Inc., a wholly-owned subsidiary of the Company. From October 1992 to February 1995 he was President and Chief Operating Officer at GenPharm International, Inc. He was formerly Vice President, Clinical Research and Development, and Vice President, Scientific and External Affairs for Sandoz Pharmaceuticals Corporation (now Novartis) from 1985 to 1992. Dr. Winter received his M.D. from Washington University of St. Louis. Effective June 1, 1998 Dr. Winter resigned as President and Chief Operating Officer of the Company. Jean-Jacques Bienaime was appointed by the Board as President and Chief Operating Officer of the Company. Effective June 1, 1998, Dr. Winter became Chief Executive Officer of Human Organ Science, Inc. a wholly-owned subsidiary of the Company.

     RALPH LEVY joined the Company in July 1990 as Vice President of Operations. In December 1995 he was promoted to Senior Vice President, Operations. From 1988 to 1989, he was the Director of Operations for Syva Company. From 1987 to 1988, he was the Director of Manufacturing and Materials Management at Gen-Probe, Inc. Mr. Levy has a B.S. in Chemistry from City College of New York and a M.S. in Chemistry from Seton Hall University.

     HANA BERGER-MORAN, PH.D. joined SangStat in April 1994 as Vice President, Regulatory Affairs. In January 1997 she was promoted to Senior Vice President, Regulatory Affairs. From 1991 to 1994 she was Director of Regulatory Affairs at Athena Neurosciences, Inc., and from 1990 to 1991 was Associate Director of Regulatory Affairs at Fujisawa Pharmaceutical Co. Dr. Berger-Moran holds an M.S. degree in chemical engineering in pharmaceutical sciences and technology from Slovak Institute of Technology and a Ph.D. in organic chemistry of natural products from Feinberg Graduate School at Weizmann Institute of Science in Rehovoth, Israel.

     ROLAND BUELOW, PH.D., joined the Company in February 1993 as Vice President, Research. From 1989 to January 1993 he was Project Leader at Immulogic Pharmaceutical Corporation. From 1987 to 1989, Dr. Buelow was Research Scientist at Stanford University. Dr. Buelow received his Ph.D. from the Max-Planck Institute for Biology in Tuebingen, Germany.

     JEAN-JACQUES BIENAIME has been President and Chief Operating Officer of the Company since June 1998. From September, 1992 to May 1998 Mr. Bienaime was with Rhone Poulenc Rorer, Inc., a pharmaceutical company, rising to the position of Senior Vice President, Corporate Marketing and Business Development. He is currently a member of the board of Fox Chase Cancer Center. Mr. Bienaime has a B.A. in economics from Ecole Superieure de Commerce de Paris in France and a M.B.A. from The Wharton School, University of Pennsylvannia.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN CONTROL AGREEMENTS

     None of the Company's executive officers have employment agreements with the Company, and their employment with the Company may be terminated at any time at the discretion of the Board of Directors. However, the Compensation Committee of the Board of Directors has authority as Plan Administrator of the Company's Stock Option Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers, whether granted under that plan or any predecessor plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale, or (ii) a hostile takeover of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") sets the compensation of the Chief Executive Officer and the Company's other executive officers, reviews the design, administration, and effectiveness of compensation programs for other key executives, and approves stock option grants for all executive officers. The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company operates in the extremely competitive and rapidly changing biotechnology industry. The Committee believes that the compensation programs for executive officers of the Company should be designed to attract, motivate, and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of corporate objectives and individual performance. Within this overall philosophy, the Committee's objectives are to:

     - Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies (the "Peer Companies") located in the same geographic area and of small to medium market capitalization with which the Company competes for executive talent.

     - Provide annual variable incentive awards that take into account the Company's performance relative to corporate objectives and the performance of the Peer Companies and that are also based on the attainment of personal goals.

     - Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

COMPENSATION COMPONENTS AND PROCESS

     Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the compensation levels in effect at the Peer Companies and is based on the Committee's assessment of the individual's performance, (ii) annual variable performance awards payable in cash and tied to the Company's attainment of corporate objectives and the officer's achievement of personal goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance and stock price appreciation rather than upon base salary.

FACTORS

     The principal factors taken into account in establishing each executive officer's compensation package for the 1997 fiscal year are summarized below. The Committee may, however, apply entirely different factors for future fiscal years.

     BASE SALARY. The Committee determines the base salary levels for the executive officers on the basis of the individual's performance, internal comparability considerations and the base salary levels in effect for comparable positions at the Peer Companies. The base salary level for executive officers is currently at or below the median level determined for such individuals on the basis of the external salary data compiled for the Peer Companies. The number of companies taken into account as Peer Companies is less than the number of companies included in the BioCentury 100 Stock Index and the Hambrecht & Quist Biotechnology Index which are used in the Performance Graph appearing later in this Proxy Statement for comparative stockholder return purposes. However, the Committee believes this smaller group of Peer Companies gives a more accurate indication of the market for executive services in which the Company competes.

     Salaries are reviewed on an annual basis, and adjustments to each executive officer's base salary are based upon individual performance and increases in salary levels at the Peer Companies.

     ANNUAL INCENTIVE COMPENSATION. An annual bonus may be earned by each executive officer based upon the achievement of personal and Company performance goals. Such goals are established at the commencement of each calendar year and may vary from year to year. Since the Company is in the development stage, the use of traditional performance milestones (such as profit levels and return on equity) as the basis for such incentive compensation was not considered appropriate. Instead, the incentive awards for the 1997 fiscal year were tied to the achievement of pre-defined personal and corporate performance targets. The Company performance goals for 1997 (for which 50% of the individual's target bonus could be earned) were (i) procurement of additional capital, (ii) licensing a therapeutic product, (iii) completing specified R&D goals, (iv) achievement of specified sales levels and (v) achievement of certain organizational goals. Personal goals are related to the functional responsibility of each executive officer and his or her department. The Committee and the Board jointly determine whether or not each Company performance goal has been achieved. The Committee determines whether the Chief Executive Officer has achieved his personal performance goals, and the Chief Executive Officer similarly reviews the performance goals achieved by other executive officers and reports his recommendations to the Committee.

     LONG-TERM, EQUITY-BASED INCENTIVE AWARDS. The goal of the Company's long-term equity-based incentive awards is to align the interests of executive officers with those of the stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive's position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with the Peer Companies, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

     During fiscal 1997, the Committee made option grants to Messrs. Pouletty, Levy, Buelow and Moran under the Company's Stock Option Plan. Each grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time. Specifically, the shares subject to each option vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the officer remains with the Company and then only if the market price appreciates over the option term.

CEO COMPENSATION

     Dr. Pouletty's base salary is established through an evaluation of his performance and the salary levels in effect for similarly situated chief executive officers at the Peer Companies. In setting Dr. Pouletty's base salary, it is the Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

     Dr. Pouletty's 1997 fiscal year incentive compensation did not include any dollar guarantees. His actual bonus award of $71,400 was based on the achievement of the Company's performance goals described above and Dr. Pouletty's individual performance during fiscal year 1997. The option grant made to Dr. Pouletty for 100,000 shares was in recognition of his performance and was intended to provide him with a continuing incentive to remain with Company and contribute the Company's success. The options will be of value to Dr. Pouletty only if the market price of Company's common stock appreciates over the option term.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     As a result of Section 162(m) of the Code, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one million dollars per officer in any one year. This limitation will apply to all compensation which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company previously obtained stockholder approval to certain amendments to the Stock Option Plan that were designed to ensure that any compensation deemed paid in connection with the exercise of stock options granted under that plan would qualify as performance-based compensation.

     The cash compensation paid to the Company's executive officers during fiscal 1997 did not exceed the one million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 1998 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the one million dollar limitation, the Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the one million dollar level.

                                          COMPENSATION COMMITTEE
                                          Andrew J. Perlman,
                                          Vincent Worms
                                          Elizabeth Greetham

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are as named above in the Compensation Committee Report. No member of the Committee was at any time during the 1997 fiscal year or at any other time an officer or employee of the Company.

     No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

                        COMPARISON OF STOCKHOLDER RETURN

     The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company's Common Stock with the cumulative total returns of the Nasdaq Stock Market Index, the BioCentury 100 Stock Index and the Hambrecht & Quist Biotechnology Index(3). The BioCentury 100 Stock Index has been included this year because of its greater focus on companies in an early stage of development and with market capitalization similar to SangStat Medical Corporation. The graph covers the period from December 14, 1993, the date the Company's initial public offering commenced, through the fiscal year ended December 31, 1997 as well as the first three months of the Company's 1998 fiscal year.

     The graph assumes that $100 was invested on December 14, 1993 in the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

 Measurement Period              BioCentury        H&Q BioTech         NASDAQ             SangStat
(Fiscal Year Covered)               100               Index           US Index             Common
---------------------            ----------        -----------        --------            --------
     Nov-93                         100                100              100                   --
     Dec-93                          99                103              103                  100
     Dec-94                          70                 98              100                   66
     Dec-95                         126                167              142                  148
     Dec-96                         137                154              175                  379
     Dec-97                         129                156              215                  579
     Mar-98                         144                179              251                  455

---------------
(1) The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

(2) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1997 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1997 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders, except that Roland Buelow filed one report late reporting seven transactions. Ralph Levy filed one report late reporting one transaction, Hana Berger Moran filed one report late reporting three transactions, Richard Murdock filed one report late reporting five transactions, Andrew Perlman filed one report late reporting three transactions and Philippe Pouletty filed one report late reporting one transaction .

                                 ANNUAL REPORT

     A copy of the Annual Report of the Company for the fiscal year ended December 31, 1997 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

                                   FORM 10-K

     The Company filed an Annual Report on Form 10-K and an amended report on Form 10-K/A with the SEC. Stockholders may obtain a copy of these reports, without charge, by writing to James F. Hinrichs, Chief Financial Officer at the Company's executive offices at 1505 Adams Drive, Menlo Park, California 94025.

                                          THE BOARD OF DIRECTORS OF
                                          SANGSTAT MEDICAL CORPORATION

Dated: June 18, 1998

                                  DETACH HERE

                                     PROXY

                          SANGSTAT MEDICAL CORPORATION

     The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated June 18, 1998 in connection with the 1998 Annual Meeting to be held at 10:00 a.m., local time, July 22, 1998 at the offices of the Company, located at 1505 Adams Drive, Menlo Park, California 94025, and hereby appoints Phillppe Pouletty and Henry Edmunds, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of SANGSTAT MEDICAL CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

     Election of all 7 Directors (or if any nominees is not available for election, such substitute as the Board of Directors may designate).
     Nominees:

     Phillppe Pouletty, Gordon Russell, Fredric Feldman, Elizabeth Greetham, Richard Murdock, Andrew Perlman, Vincent Worms.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE                                                          SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

                                  DETACH HERE

     Please mark
[X]  votes as in
     this example.

     This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of Directors and FOR Proposal 2 and Proposal 3.

       The Board of Directors recommend a vote FOR Proposals 1, 2 and 3.

     1.  Election of Directors (see reverse).

            [ ] FOR        [ ] WITHHELD

     [ ] _______________________________________
         For all nominees, except as noted above

     2.  Approval of the Amendments to the 1993 Stock Option Plan.

            [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

     3.  Ratification of Independent Auditors.

            [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature: ______________ Date: _______ Signature: ______________ Date: _______